Exhibit 99-a

Media:	Tom Robinson
816.556.2902

Investors:	Todd Kobayashi
816.556.2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES 2003 EARNINGS GUIDANCE

KANSAS CITY, MO, November 14, 2002 - Great Plains Energy (NYSE: GXP) today provided guidance that projected 2003 net income would increase by a range of 7% to 12% over 2002, generating earnings in the range of $1.90 to $2.00 per share. The 2003 projected earnings include approximately $0.20 per share in dilution due to an anticipated increased number of outstanding shares associated with the previously announced equity offering. The guidance also incorporates approximately $0.19 per share of pension expense, $0.05 per share for the Missouri ice storm amortization, $0.05 per share for the Kansas rate reduction and assumes, among other things, normal weather and economic conditions in the Kansas City Power & Light (KCP&L) service territory.

Capital expenditures in 2003 are expected to be approximately $170 million. The capital expenditure for KCP&L is anticipated at $140 million and KLT Gas is expected to require approximately $30 million. Great Plains Energy projects operating cash flow to be in excess of its capital expenditure and dividend requirements, with the regulated utility's cash flow after capital expenditures covering the GXP dividend.

In 2003, the Company will begin expensing stock options granted to Great Plains Energy employees. The Company is waiting for further clarification from the FASB to determine the methodology for expensing stock options, but regardless of the method, the impact is expected to be less than $300,000 in 2003.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include; future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions including weather-related damage; cost of fuel; financial market conditions including, but not limited to changes in interest rates; inflation rates; increased competition including, but not limited to the deregulation of the United States electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve

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generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; adverse changes in applicable laws, regulations or rules governing environmental including air quality, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; non-performance of counterparties; impact of terrorists acts; availability and cost of capital; and other risks and uncertainties. This list of factors may not be all-inclusive because it is not possible to predict all possible factors.

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                                                          Earnings Per Share Guidance

	2003

	EPS	Range

KCPL (1)	$1.50	$$1.57
Strategic Energy	$0.49	$0.50
KLT Gas	$(0.06)	$(0.05)
KLT Investments	$0.10	$0.11
Other (2)	$(0.13)	$(0.13)

Guidance (3)	$1.90	$2.00

(1)	2003 includes $4.6 million for Missouri Storm amortization and $5 million Kansas rate reduction as well as an additional $17 million of Pension Expense.
(2)	Other consists of losses as HSS, holding company costs and other misc. items.
(3)	Includes equity dillution of approximately $0.20 per share

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